Exhibit 99.2
April 13, 2006
Re: Recent Change in Dividend Payment Date and Dividend Record Date for the 7.75% Series A Cumulative Redeemable Preferred Stock of Gladstone Commercial Corporation (the “Series A Preferred Stock”)
Dear Series A Preferred Stockholder:
On April 11, 2006, the Board of Directors of Gladstone Commercial Corporation (the “Company”) determined it was necessary to modify the dividend record and payment date provisions of the Articles Supplementary establishing the terms of our Series A Preferred Stock. The modifications included adjustment of the current dividend record date from between 10 and 20 days prior to the dividend payment date to between 7 and 20 days prior to the dividend payment date, and adjustment of the current dividend payment date from on or before the 30th of every month to on or before the last business day of every month. These changes were made by an amendment to the Articles Supplementary filed with the Department of Assessments and Taxation of the State of Maryland on April 12, 2006. The amendment to the Articles Supplementary was deemed necessary in order to make our Series A Preferred Stock dividend practices consistent with our previous dividend payment practices. We believe that these changes will reduce unnecessary administrative effort and expense.
For further information please contact our Investor Relations Manager, Kelly Sargent at 703-287-5835.
Thank you for your continued investment interest in Gladstone Commercial Corporation.
Sincerely,
David Gladstone
Chief Executive Officer